Exhibit 15.1

November 3, 2016

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We are aware that our report dated September 1, 2016 on our review of interim financial information of Alcoa Corporation (formerly known as Alcoa Upstream Corporation) for the six-month periods ended June 30, 2016 and 2015 and included in Alcoa Corporation’s Registration Statement on Form 10 (No. 001-37816, effective October 17, 2016) is incorporated by reference in its Registration Statement on Form S-8 dated November 3, 2016 related to its 2016 Stock Incentive Plan.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania